As filed with the Securities and Exchange Commission on May 12, 2017

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________________

Till Capital Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Crawford House 50 Cedar Avenue Hamilton, HM11, Bermuda

(Address, including Zip Code, of principal executive offices)

Till Capital Ltd. Stock Option Plan

(Full title of the plan)

Brian Lupien

Chief Financial Officer

Till Capital Ltd.

13403 N. Government Way, Suite 212

Hayden, ID 83835

(208) 635-5415

(Name, address and telephone number, including area code, of agent for service)

Copies to: Joshua A. Schneiderman Snell & Wilmer L.L.P. 350 S. Grand Ave. Suite 3100 Los Angeles, CA 90071 (213) 929-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)	Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Restricted Voting Shares, par value $0.001 per share	335,028 Restricted Voting Shares (1)	$3.93 (2)	$1,316,660.04	$152.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an additional indeterminate number of shares that may be issued pursuant to shares available for issuance under the Till Capital Ltd. Stock Option Plan as a result of one or more adjustments under the Option Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) based upon the average of the high and low prices of the registrant’s common shares, as reported on the NASDAQ Capital Market, on May 8, 2017.

PART I

RIDER A

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Instructions to Form S-8. The documents containing such information are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed with the Commission by Till Capital Ltd. (the “Registrant” or the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference in this Registration Statement:

1.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on April 17, 2017;

2.	the Company’s Current Report on Form 8-K filed with the Commission on February 3, 2017, and any amendments or reports filed for the purpose of updating the Company’s Current Reports; and

3.	the description of the Company’s Restricted Voting Shares, par value $0.001 per share (the “Restricted Voting Shares”), contained in Form 8-A, filed with the Commission on May 20, 2015, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 98 of the Bermuda Companies Act 1981, as amended (the “Companies Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Company’s bye-laws provide that its directors and officers shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty. The Company’s bye-laws further provide that no officer or director shall be answerable for the acts or omissions of the other officers or directors or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts. The indemnity does not extend to any matter in respect of any fraud or dishonesty committed by a director or officer.

The Company also maintains, for the benefit of its directors and officers, insurance against certain asserted or incurred liabilities, including certain liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibit list in the Index to Exhibits is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayden, State of Idaho, on May 12, 2017.

TILL CAPITAL LTD.

By:	/s/ Brian P. Lupien
Name:	Brian P. Lupien
Title:	Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

The officers and directors of Till Capital Ltd. (the “Company”) whose signatures appear below, hereby constitute and appoint each of Brian P. Lupien and John T. Rickard, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission (the “Commission”), and (ii) any registration statement (including any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith)) which relates to this Registration Statement, filed by the Company pursuant to Rule 462(b) under the Securities Act of 1933 which relates to this Registration Statement and, in each case, to file the same, with all exhibits thereto, and other documents in connection therewith. The undersigned officers and directors of the Company grant to said attomeys-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as the undersigned could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. Rickard	Chief Executive Officer and Director	May 12, 2017
John T. Rickard	(Principal Executive Officer)

/s/ Brian P. Lupien	Chief Financial Officer	May 12, 2017
Brian P. Lupien	(Principal Financial Officer)

/s/ Weiying (Mary) Zhu	Treasurer and Controller	May 12, 2017
Weiying Zhu

/s/ Alan S. Danson	Chairman of the Board	May 12, 2017
Alan S. Danson

/s/ Wayne Kauth	Director	May 12, 2017
Wayne Kauth

/s/ Roger Loeb	Director	May 12, 2017
Roger Loeb

/s/ William A. Lupien	Director	May 12, 2017
William A. Lupien

/s/ George J. Rohlinger	Director	May 12, 2017
George J. Rohlinger

/s/ Patricia M. Tilton	Director	May 12, 2017
Patricia M. Tilton

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum of Association of Till Capital Ltd. (formerly known as Resource Holdings Ltd.) (incorporated by reference to Exhibit 1.1 to the Company’s Form 20-F filed on March 13, 2015)

4.2	Bye-laws of Till Capital Ltd.(incorporated by reference to Exhibit 1.2 to the Company’s Form 20-F filed on March 13, 2015)

5.1	Opinion of Bermuda counsel (filed herewith)

23.1	Consent of Grant Thornton LLP (U.S.) (filed herewith)

23.2	Consent of Grant Thornton LLP (Canada) (filed herewith)

23.3	Consent of ASW Law Limited (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Stock Option Plan (incorporated by reference to Exhibit 4.9 of the Company’s Form 20-F filed on March 13, 2015)